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                                  EXHIBIT 21.1


                     On Command Corporation's Subsidiaries

On Command Video Corporation
On Command Development Corporation
SpectraVision, Inc.
On Command Canada, Inc.
SpectraVision Barbados
Spectradyne of Bahamas
Spectradyne of Bermuda
Spectradyne of Texas
Spectradyne GMBH
Spectradyne International, Inc.
On Command Hong Kong Limited
On Command Australia Pty Limited
Spectradyne Singapore Pte Limited
On Command (Thailand) Limited
On Command Europe Limited
OCV Iberia, S.A.